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                                                                   EXHIBIT 99.1

[TITAN PHARMACEUTICALS, INC. LOGO]

Company:                                   Media:                  Investors:
Alison R. Lehanski                         Mark Padgett            Robert Ferris
Director, Corporate Communications         GCI Group               GCI Group
650-244-4993                               212-537-8082            212-537-8025

FOR IMMEDIATE RELEASE

             TITAN REPORTS FOURTH QUARTER AND YEAR END 2002 RESULTS

SOUTH SAN FRANCISCO, CA - MARCH 27, 2003 - Titan Pharmaceuticals, Inc. (ASE:
TTP) today announced financial results for the fourth quarter and fiscal year ended December 31, 2002.

Revenues for fourth quarter 2002 were approximately $236,000, compared to $589,000 for fourth quarter 2001. For fiscal year 2002, revenues were approximately $2.9 million, compared to $4.6 million for fiscal year 2001. The difference in revenue is primarily due to additional licensing fees for iloperidone and SBIR grant revenue for Spheramine(R) received in 2001. Net loss for fourth quarter 2002 was approximately $8.9 million, or $0.32 per share, compared to $6.3 million, or $0.23 per share, for fourth quarter 2001. The Company's net loss for fiscal year 2002 was approximately $28.2 million, or $1.02 per share, compared to $17.5 million, or $0.63 per share, for fiscal year 2001.

Interest income, net of other expenses for fourth quarter 2002 was approximately $233,000 compared to $1.6 million for fourth quarter 2001. For fiscal year 2002, interest income, net of other expenses was approximately $3.8 million compared to $6.7 million for fiscal year 2001, with the difference related to lower interest rates and lower average cash balance. At December 31, 2002, the Company had approximately $73.5 million in cash and marketable securities.

"Our operating financial results in the fourth quarter and in fiscal year 2002 reflect the development expenditures for completing a Phase III clinical trial, as well as advancing numerous other clinical development programs," stated Dr. Louis R. Bucalo, Chairman, President and CEO. "In 2003, our internal resources are focused on four core product development programs, Spheramine, Pivanex(R), gallium maltolate and Probuphine(TM). This focus is directed at accelerating progress in key areas, and is also targeted to achieve an approximately 25 percent reduction in annual R&D expenditures, allowing us to maximize our cash position."

"We look forward to directly advancing these core programs in new clinical studies, while continuing to enhance the potential of our other clinical stage programs with corporate, government and academic collaborations," stated Dr. Bucalo.



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CLINICAL STAGE DEVELOPMENT PROGRAMS

Titan has eight clinical stage products in various stages of development, and is presently focused on advancing the following four product development programs.

SPHERAMINE
Significant progress was made in 2002 in advancing the development program for Spheramine, Titan's novel cell therapy product for Parkinson's disease. Positive one-year results from the Spheramine pilot study were presented at the American Academy of Neurology annual meeting in April 2002 and at the International Congress of Parkinson's Disease and Movement Disorders in November 2002. New results from the pilot study continue to show promise two years post treatment. These two-year data will be presented at the American Academy of Neurology annual meeting next week. A randomized, controlled, blinded Phase IIb clinical study of Spheramine in advanced Parkinson's disease was also initiated in December 2002. Titan's corporate partner for the development of Spheramine, Schering AG, Germany, is funding this study.

PIVANEX
Titan also made progress in 2002 in advancing Pivanex, a histone deacetylase inhibitor with broad-spectrum anti-cancer activity. Pivanex has shown clinical benefit as a single agent in a Phase II clinical study in non-small cell lung cancer (NSCLC), the results of which were presented at the American Society of Clinical Oncology annual meeting in May 2002. In addition, data were presented at the American Association of Cancer Research (AACR) annual meeting in April 2002, demonstrating that Pivanex can be combined with current chemotherapeutic agents, including docetaxel, to increase anti-cancer activity. Pivanex is planned to enter a randomized Phase IIb clinical study in NSCLC in combination with docetaxel in mid-2003. This study will initiate following the successful completion of a dose escalation study being conducted to assess the safety of Pivanex with docetaxel. Additional preclinical study results demonstrating that Pivanex is synergistic with docetaxel in NSCLC will be presented at AACR in April 2003.

GALLIUM MALTOLATE
In 2002, Titan continued to advance a Phase I/II clinical study of gallium maltolate, a novel oral agent designed to inhibit cancer and bone disease cellular processes. Titan is currently completing the Phase I portion of this study and plans to initiate two Phase II clinical studies in the second half of 2003. One of these Phase II studies will examine the anti-cancer effects of gallium maltolate in several cancers, and the second study will evaluate treatment with gallium maltolate in metastatic bone disease. Preliminary results from the Phase I portion of the study were presented at the European Organization for the Research and Treatment of Cancer-National Cancer Institute-American Association for Cancer Research (EORTC-NCI-AACR) meeting in November 2002.

PROBUPHINE
Titan is initiating a Phase I clinical study of Probuphine, a novel long-term treatment for opiate addiction, which utilizes the Company's proprietary ProNeura drug delivery system. Patient enrollment is expected to begin in mid-2003. Probuphine has been shown in preclinical studies to deliver targeted therapeutic levels of buprenorphine, an approved treatment for opiate addiction, for eight months with no adverse effects. Results from these studies were presented at the International Conference on Pain and Chemical Dependency in June 2002.



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Additional Programs
-------------------

Titan is also currently engaged in clinical development of several additional products which are primarily advanced through collaborations with corporate and government partners. These programs are outlined below.

ILOPERIDONE
In 2002, Novartis Pharma AG, Titan's corporate partner for iloperidone, completed a study evaluating the EKG profile of patients receiving iloperidone, which showed that the change in QTc interval for iloperidone was roughly comparable to that of ziprasidone, one of the approved agents in the study. The FDA concurs with this assessment and has indicated that one additional successful pivotal Phase III study is necessary to complete the efficacy data package prior to NDA submission. The QTc profile may potentially limit the opportunity of iloperidone as first line therapy for schizophrenia. Novartis is currently evaluating the next steps for the iloperidone program, which may include sublicensing the compound to another company, continuing iloperidone development, or returning the rights to Titan.

IMMUNOTHERAPEUTICS
In December 2002, the results of a Phase III study of Titan's monoclonal antibody CeaVac(R) in Dukes' D colorectal cancer were announced, demonstrating a trend toward overall survival improvement of approximately 2 to 3 months in patients receiving greater than 5 doses of CeaVac versus placebo (modified intent-to-treat population) but failed to demonstrate a statistically significant improvement in the primary endpoint of survival in the overall efficacy evaluable population or intent-to-treat population. Additional product development of CeaVac through potential external government collaborations is currently under review.

Several government-sponsored national clinical cooperative groups are already conducting clinical studies with CeaVac, and Titan's other monoclonal antibodies, TriAb(R) and TriGem(TM). Studies in progress include two Phase II studies of combination therapy with CeaVac and TriAb being funded by the National Cancer Institute - one being conducted by the Radiation Therapy Oncology Group for the treatment of non-small cell lung cancer and the other being conducted by the Cancer and Leukemia Group B for the treatment of colorectal cancer. In addition, the Southwest Oncology Group is initiating a Phase II study of TriAb and TriGem in small cell lung cancer.

ABOUT TITAN PHARMACEUTICALS
Titan Pharmaceuticals, Inc. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cancer and other serious and life-threatening diseases. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.



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The press release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

                                      # # #



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
                                               TITAN PHARMACEUTICALS, INC.
                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                  THREE MONTHS ENDED DECEMBER 31,       TWELVE MONTHS ENDED DECEMBER 31,
                                                 ---------------------------------     ---------------------------------
                                                      2002               2001               2002               2001
                                                 --------------     --------------     --------------     --------------
                                                            (UNAUDITED)
Contract and grant revenue                       $         236      $         489      $       2,892      $       1,972
License revenue                                             --                100                 --              2,600
                                                 --------------     --------------     --------------     --------------
    Total revenue                                          236                589              2,892              4,572

Operating expenses:
    Research and development                             8,212              7,243             29,819             23,339
    General and administrative                           1,161              1,276              5,076              5,383
                                                 --------------     --------------     --------------     --------------
      Total operating expenses                           9,373              8,519             34,895             28,722
                                                 --------------     --------------     --------------     --------------
Loss from operations                                    (9,137)            (7,930)           (32,003)           (24,150)
      Interest income, net of other expenses               233              1,606              3,821              6,686
                                                 --------------     --------------     --------------     --------------
Net loss                                         $      (8,904)     $      (6,324)     $     (28,182)     $     (17,464)
                                                 ==============     ==============     ==============     ==============

Basic and diluted net loss per share             $       (0.32)     $       (0.23)     $       (1.02)     $       (0.63)
                                                 ==============     ==============     ==============     ==============

Shares used in computing basic and
    diluted net loss per share                          27,642             27,649             27,642             27,595
                                                 ==============     ==============     ==============     ==============

                               CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          2002            2001
                                                                      ------------    ------------
                                                                                (Note A)
Assets
    Cash, cash equivalents, and marketable securities                 $    73,450     $   105,051
    Prepaid expenses, receivables, and other current assets                 1,197             906
                                                                      ------------    ------------
      Total current assets                                                 74,647         105,957
    Furniture and equipment, net                                              979             575
    Investment in other companies                                             300             600
                                                                      ------------    ------------
                                                                      $    75,926     $   107,132
                                                                      ============    ============
Liabilities and Stockholders' Equity
    Current liabilities                                               $     3,945     $     5,764
    Minority interest - Series B preferred stock of Ingenex, Inc.           1,241           1,241
    Stockholders' Equity                                                   70,740         100,127
                                                                      ------------    ------------
                                                                      $    75,926     $   107,132
                                                                      ============    ============

    Note A: The balance sheets at December 31, 2002 and 2001 have been derived from the audited financial statements at those dates but do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements presentation.